Exhibit 2.1


                             AGREEMENT AND PLAN OF MERGER

                                     BY AND AMONG

                               ACCUSTAFF INCORPORATED,

                             SUNRISE MERGER CORPORATION,

                                         AND

                                CAREER HORIZONS, INC.

                             DATED AS OF AUGUST 25, 1996

                                  TABLE OF CONTENTS
                                                                            Page
                                                                            ----

     PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     ARTICLE 1   TRANSACTIONS AND TERMS OF MERGER  . . . . . . . . . . . .   1
          1.1       Merger . . . . . . . . . . . . . . . . . . . . . . . .   1
          1.2       Time and Place of Closing  . . . . . . . . . . . . . .   2
          1.3       Effective Time . . . . . . . . . . . . . . . . . . . .   2

     ARTICLE 2   TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . .   2
          2.1       Charter  . . . . . . . . . . . . . . . . . . . . . . .   2
          2.2       Bylaws . . . . . . . . . . . . . . . . . . . . . . . .   2
          2.3       Directors and Officers . . . . . . . . . . . . . . . .   2

     ARTICLE 3   MANNER OF CONVERTING SHARES . . . . . . . . . . . . . . .   2
          3.1       Conversion of Shares . . . . . . . . . . . . . . . . .   2
          3.2       Anti-Dilution Provisions . . . . . . . . . . . . . . .   3
          3.3       Shares Held by Career or Accustaff . . . . . . . . . .   4
          3.4       Fractional Shares  . . . . . . . . . . . . . . . . . .   4
          3.5       Conversion of Stock Options; Convertible Notes;
                    Restricted Stock . . . . . . . . . . . . . . . . . . .   4

     ARTICLE 4   EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . .   6
          4.1       Exchange Procedures  . . . . . . . . . . . . . . . . .   6
          4.2       Rights of Former Career Shareholders . . . . . . . . .   7

     ARTICLE 5   REPRESENTATIONS AND WARRANTIES OF CAREER  . . . . . . . .   8
          5.1       Organization, Standing, and Power  . . . . . . . . . .   8
          5.2       Authority; No Breach By Agreement  . . . . . . . . . .   8
          5.3       Capital Stock  . . . . . . . . . . . . . . . . . . . .   9
          5.4       Career Subsidiaries  . . . . . . . . . . . . . . . . .  10
          5.5       SEC Filings; Financial Statements  . . . . . . . . . .  10
          5.6       Absence of Undisclosed Liabilities . . . . . . . . . .  11
          5.7       Absence of Certain Changes or Events . . . . . . . . .  11
          5.8       Tax Matters  . . . . . . . . . . . . . . . . . . . . .  12
          5.9       Assets . . . . . . . . . . . . . . . . . . . . . . . .  12
          5.10      Intellectual Property  . . . . . . . . . . . . . . . .  13
          5.11      Environmental Matters  . . . . . . . . . . . . . . . .  13
          5.12      Compliance with Laws . . . . . . . . . . . . . . . . .  14
          5.13      Labor Relations  . . . . . . . . . . . . . . . . . . .  15
          5.14      Employee Benefit Plans . . . . . . . . . . . . . . . .  15
          5.15      Material Contracts . . . . . . . . . . . . . . . . . .  16

          5.16      Legal Proceedings  . . . . . . . . . . . . . . . . . .  17
          5.17      Reports  . . . . . . . . . . . . . . . . . . . . . . .  17
          5.18      Statements True and Correct  . . . . . . . . . . . . .  17
          5.19      Accounting, Tax and Regulatory Matters . . . . . . . .  18
          5.20      State Takeover Laws  . . . . . . . . . . . . . . . . .  18
          5.21      Charter Provisions . . . . . . . . . . . . . . . . . .  18
          5.22      Opinion of Financial Advisor . . . . . . . . . . . . .  18

     ARTICLE 6   REPRESENTATIONS AND WARRANTIES OF ACCUSTAFF . . . . . . .  19
          6.1       Organization, Standing, and Power  . . . . . . . . . .  19
          6.2       Authority; No Breach By Agreement  . . . . . . . . . .  19
          6.3       Capital Stock  . . . . . . . . . . . . . . . . . . . .  20
          6.4       SEC Filings; Financial Statements  . . . . . . . . . .  20
          6.5       Absence of Undisclosed Liabilities . . . . . . . . . .  21
          6.6       Absence of Certain Changes or Events . . . . . . . . .  21
          6.7       Tax Matters  . . . . . . . . . . . . . . . . . . . . .  21
          6.8       Intellectual Property  . . . . . . . . . . . . . . . .  22
          6.9       Environmental Matters  . . . . . . . . . . . . . . . .  22
          6.10      Compliance With Laws . . . . . . . . . . . . . . . . .  23
          6.11      Labor Relations  . . . . . . . . . . . . . . . . . . .  24
          6.12      Employee Benefit Plans . . . . . . . . . . . . . . . .  24
          6.13      Legal Proceedings  . . . . . . . . . . . . . . . . . .  25
          6.14      Reports  . . . . . . . . . . . . . . . . . . . . . . .  25
          6.15      Statements True and Correct  . . . . . . . . . . . . .  25
          6.16      Authority of Sub . . . . . . . . . . . . . . . . . . .  26
          6.17      Accounting, Tax and Regulatory Matters . . . . . . . .  26

     ARTICLE 7   CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . .  26
          7.1       Affirmative Covenants of Career  . . . . . . . . . . .  26
          7.2       Negative Covenants of Career . . . . . . . . . . . . .  27
          7.3       Covenants of Accustaff . . . . . . . . . . . . . . . .  29
          7.4       Adverse Changes in Condition . . . . . . . . . . . . .  29
          7.5       Reports  . . . . . . . . . . . . . . . . . . . . . . .  29

     ARTICLE 8   ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . .  30
          8.1       Registration Statement; Proxy Statement; Shareholder
                    Approval . . . . . . . . . . . . . . . . . . . . . . .  30
          8.2       Exchange Listing . . . . . . . . . . . . . . . . . . .  31
          8.3       Applications; Antitrust Notification . . . . . . . . .  31
          8.4       Filings with State Offices . . . . . . . . . . . . . .  31
          8.5       Agreement as to Efforts to Consummate  . . . . . . . .  31
          8.6       Investigation and Confidentiality  . . . . . . . . . .  32
          8.7       Press Releases . . . . . . . . . . . . . . . . . . . .  32
          8.8       Certain Actions  . . . . . . . . . . . . . . . . . . .  32
          8.9       Accounting and Tax Treatment . . . . . . . . . . . . .  33

          8.10      Agreements of Affiliates . . . . . . . . . . . . . . .  33
          8.11      Employee Benefits and Contracts  . . . . . . . . . . .  33
          8.12      Indemnification  . . . . . . . . . . . . . . . . . . .  34
          8.13      Agreement Regarding Certain Acquisitions . . . . . . .  35

     ARTICLE 9   CONDITIONS PRECEDENT TO OBLIGATIONS TO
                 CONSUMMATE  . . . . . . . . . . . . . . . . . . . . . . .  35
          9.1       Conditions to Obligations of Each Party  . . . . . . .  35
          9.2       Conditions to Obligations of Accustaff . . . . . . . .  37
          9.3       Conditions to Obligations of Career  . . . . . . . . .  38

     ARTICLE 10   TERMINATION  . . . . . . . . . . . . . . . . . . . . . .  39
          10.1      Termination  . . . . . . . . . . . . . . . . . . . . .  39
          10.2      Effect of Termination  . . . . . . . . . . . . . . . .  41
          10.3      Non-Survival of Representations and Covenants  . . . .  41

     ARTICLE 11   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  41
          11.1      Definitions  . . . . . . . . . . . . . . . . . . . . .  41
          11.2      Expenses . . . . . . . . . . . . . . . . . . . . . . .  50
          11.3      Brokers and Finders  . . . . . . . . . . . . . . . . .  52
          11.4      Entire Agreement . . . . . . . . . . . . . . . . . . .  52
          11.5      Amendments . . . . . . . . . . . . . . . . . . . . . .  53
          11.6      Waivers  . . . . . . . . . . . . . . . . . . . . . . .  53
          11.7      Assignment . . . . . . . . . . . . . . . . . . . . . .  53
          11.8      Notices  . . . . . . . . . . . . . . . . . . . . . . .  54
          11.9      Governing Law  . . . . . . . . . . . . . . . . . . . .  54
          11.10     Counterparts . . . . . . . . . . . . . . . . . . . . .  54
          11.11     Captions; Articles and Sections  . . . . . . . . . . .  54
          11.12     Interpretations  . . . . . . . . . . . . . . . . . . .  55
          11.13     Severability . . . . . . . . . . . . . . . . . . . . .  55
          SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

                                   LIST OF EXHIBITS
                                   ----------------


     Exhibit Number      Description
     --------------      -----------

          1.             Form  of  agreement  of  affiliates of  Career.
                         (S.S. 8.10, 9.2(e)).

                             AGREEMENT AND PLAN OF MERGER
                             ----------------------------


               THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of August 25, 1996, by and among ACCUSTAFF INCORPORATED ("Accustaff"), a Florida corporation; SUNRISE MERGER CORPORATION ("Sub"), a Delaware corporation; and CAREER HORIZONS, INC. ("Career"), a Delaware corporation.



                                       PREAMBLE
                                       --------

               The respective Boards of  Directors of Career, Sub and  Accustaff
     are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the acquisition of Career by Accustaff pursuant to the merger of Sub with and into Career. At the effective time of such merger, the outstanding shares of the capital stock of Career shall be converted into the right to receive shares of the common stock of Accustaff (except as provided herein). As a result, shareholders of Career shall become shareholders of Accustaff and Career shall continue to conduct its business and operations as a wholly owned subsidiary of Accustaff. The transactions described in this Agreement are subject to the approvals of the shareholders of Career, the shareholders of Accustaff, expiration of the required waiting period under the HSR Act, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

               Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

               NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                      ARTICLE 1
                           TRANSACTIONS AND TERMS OF MERGER
                           --------------------------------

               1.1  MERGER.  Subject to the terms and conditions of this
                    ------
     Agreement, at the Effective Time the separate corporate existence of Sub shall cease and Sub shall be merged with and into Career in accordance with the provisions of Section 251 of the DGCL and with the effect provided in
     Section 259 of the DGCL (the "Merger"). Career shall be the Surviving Corporation resulting from the Merger and shall become a wholly owned Subsidiary of Accustaff and shall continue to exist under the Laws of the State of Delaware. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Career, Sub and Accustaff and by Accustaff, as the sole shareholder of Sub.

               1.2  TIME AND PLACE OF CLOSING.  The closing of the transactions
                    -------------------------
     contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

               1.3  EFFECTIVE TIME.  The Merger and other transactions
                    --------------
     contemplated by this Agreement shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Delaware (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Effective Time shall occur not later than the second business day following the satisfaction or waiver of the conditions set forth in Article 9.



                                      ARTICLE 2
                                   TERMS OF MERGER
                                   ---------------

               2.1  CHARTER.  The Certificate of Incorporation of Career in
                    -------
     effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until duly amended or repealed.

               2.2  BYLAWS.  The Bylaws of Career in effect immediately prior to
                    ------
     the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

               2.3  DIRECTORS AND OFFICERS.  The directors of Sub in office
                    ----------------------
     immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Sub in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.


                                      ARTICLE 3
                             MANNER OF CONVERTING SHARES
                             ---------------------------

               3.1  CONVERSION OF SHARES.  Subject to the provisions of this
                    --------------------
     Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Accustaff, Career, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                    (a)  Each  share  of  Accustaff  Common   Stock  issued  and
          outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                    (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Career Common Stock.

                    (c) Each share of Career Common Stock (excluding shares held by any Career Company or any Accustaff Company) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.53 shares of Accustaff Common Stock (the "Base Exchange Ratio" and, subject to the provisions of the remainder of this sentence, the "Exchange Ratio"); provided, that, in the event that the Average Closing Price shall be greater than $31.60 (the "Upper Threshold Price"), the Exchange Ratio shall equal that multiple of a share of Accustaff Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Base Exchange Ratio and the Upper Threshold Price by the Average Closing Price, but not less than 1.2444 (the "Minimum Exchange Ratio"); provided further, that, in the event that the Average Closing Price shall be less than $21.07 (the "Lower Threshold Price" and, together with the Upper Threshold Price, the "Threshold Prices"), the Exchange Ratio shall equal that multiple of a share of Accustaff Common Stock (rounded to the nearest ten thousandth of a share) obtained by dividing the product of the Base Exchange Ratio and the Lower Threshold Price by the Average Closing Price, but not more than 1.8006 (the "Maximum Exchange Ratio").

              3.2  ANTI-DILUTION PROVISIONS.  In the event Accustaff changes the
                   ------------------------
     number of shares of Accustaff Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be after the Exchange Ratio has been determined in accordance with Section 3.1(c) and prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In the event Accustaff changes the number of shares of Accustaff Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the date on which the Exchange Ratio is determined in accordance with Section 3.1(c), (i) the Base Exchange Ratio, the Minimum Exchange Ratio, the Maximum Exchange Ratio and the Threshold Prices shall be adjusted to appropriately adjust the ratio under which shares of Career Common Stock will be converted into shares of Accustaff Common Stock pursuant to Section 3.1(c), and (ii) if necessary, the anticipated Effective Time shall be postponed for an appropriate period of time agreed upon by the parties in order for the Average Closing Price to reflect the market effect of such stock split, stock dividend, or similar recapitalization.

               3.3  SHARES HELD BY CAREER OR ACCUSTAFF.  Each of the shares of
                    ----------------------------------
     Career Common Stock held by any Career Company or by any Accustaff Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

               3.4  FRACTIONAL SHARES.  Notwithstanding any other provision of
                    -----------------
     this Agreement, each holder of shares of Career Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Accustaff Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Accustaff Common Stock multiplied by the market value of one share of Accustaff Common Stock at the Effective Time. The market value of one share of Accustaff Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Accustaff) on the last trading day immediately preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

               3.5  CONVERSION OF STOCK OPTIONS; CONVERTIBLE NOTES; RESTRICTED
                    ----------------------------------------------------------
                    STOCK.
                    -----

                    (a)  At the  Effective Time, each  option or other  right to purchase shares of Career Common Stock pursuant to stock options or stock appreciation rights ("Career Options") granted by Career under the Career Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Accustaff Common Stock, and Accustaff shall assume each Career Option, in accordance with the terms of the Career Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Accustaff and its Compensation Committee shall be substituted for Career and the Committee of Career's Board of Directors (including, if applicable, the entire Board of Directors of Career) administering such Career Stock Plan, (ii) each Career Option assumed by Accustaff may be exercised solely for shares of Accustaff Common Stock (or cash, if so provided under the terms of such Career Option), (iii) the number of shares of Accustaff Common Stock subject to such Career Option shall be equal to the number of shares of Career Common Stock subject to such Career Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such Career Option shall be adjusted by dividing the per share exercise price under each such Career Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Accustaff shall not be obligated to issue any fraction of a share of Accustaff Common Stock upon exercise of Career Options and any fraction of a share of Accustaff Common Stock that otherwise would be subject to a converted Career Option shall represent the right to receive a cash payment upon exercise of such converted Career Option equal to the product of such fraction and the difference between the market value of one share of Accustaff Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Accustaff Common Stock at the time of exercise of an Option shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Accustaff) on the last trading day preceding the date of exercise. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 3.5(a), each Career Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of Career and Accustaff agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5(a), including using all reasonable efforts to obtain from each holder of a Career Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.5(a). Anything in this Agreement to the contrary notwithstanding, Accustaff shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.5(a) to a former holder of a Career Option who has not delivered such Consent or Contract. Not later than five business days after the Effective Time, Accustaff shall deliver to the participants in each Career Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such Career Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 3.5(a) after giving effect to the Merger), and Accustaff shall comply with the terms of each Career Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Career Stock Plan, that Career Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Accustaff shall take all corporate action necessary to reserve for issuance sufficient shares of Accustaff Common Stock for delivery upon exercise of Career Options assumed by it in accordance with this Section 3.5. At or prior to the Effective Time, Accustaff shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Accustaff Common Stock subject to such options and shall take all necessary steps to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Accustaff shall administer the Career Stock Plan assumed pursuant to this Section 3.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Career Stock Plan complied with such rule prior to the Effective Time.

                    (b) In connection with the Closing, Accustaff and Career shall execute and deliver to the trustee under the Career Indenture the supplemental indenture contemplated by Section 5.13 of the Career Indenture (the "Supplemental Indenture"), which Supplemental Indenture shall, as required by Section 5.13 of the Career Indenture, provide that, effective as of the Effective Time, each right to acquire shares of Career Common Stock pursuant to conversion of Career Convertible Notes, which are outstanding at the Effective Time, shall be converted into and become rights with respect to Accustaff Common Stock, and Accustaff shall assume the conversion obligations (and related registration obligations) under each Career Convertible Note (the "Conversion Obligations"), in accordance with the terms of such Career Convertible Note, the Career Indenture and the Supplemental Indenture, except that from and after the Effective Time,
     (i) each Conversion Obligation assumed by Accustaff may be exercised solely for shares of Accustaff Common Stock, (ii) the number of shares of Accustaff Common Stock subject to such Conversion Obligation shall be equal to the number of shares of Career Common Stock subject to such Conversion

     Obligation immediately prior to the Effective Time multiplied by the Exchange Ratio (subject to such further adjustment as may be provided in
     Article V of the Career Indenture), and (iv) the per share conversion price under each such Conversion Obligation shall be adjusted by dividing the per share conversion price under each such Conversion Obligation by the Exchange Ratio and rounding up to the nearest cent (subject to such further adjustment as may be provided in Article V of the Career Indenture). Each of Career and Accustaff agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.5(b). At or prior to the Effective Time, Accustaff shall take all corporate action necessary to reserve for issuance sufficient shares of Accustaff Common Stock for delivery upon exercise of Career Convertible Notes. Not later than 30 days after the Effective Time, Accustaff shall cause Career to offer to repurchase the outstanding Career Convertible Notes in accordance with the terms of Section 4.07 of the Career Indenture and to mail to each holder of Career Convertible Notes the notice provided by Section 3.08(e) of the Career Indenture.

                    (c) All contractual restrictions or limitations on transfer with respect to Career Common Stock awarded under the Career Stock Plans or any other plan, program, Contract or arrangement of any Career Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Accustaff Common Stock into which such restricted stock is converted pursuant to Section 3.1.


                                      ARTICLE 4
                                  EXCHANGE OF SHARES
                                  ------------------

               4.1  EXCHANGE PROCEDURES.  As promptly as practicable after the
                    -------------------
     Effective Time, Accustaff shall deposit with SunTrust Bank, Atlanta (the "Exchange Agent") certificates representing shares of Accustaff Common Stock required to effectuate the exchanges referred to in Article 3, together with cash payable in respect of fractional shares pursuant to
     Section 3.4. Promptly after the Effective Time, Accustaff and Career shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which represented shares of Career Common Stock immediately prior to the Effective Time (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Career Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Accustaff Common Stock and cash in lieu of fractional shares. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of Career Common Stock (other than shares to be canceled pursuant to Section 3.3) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.4, each holder of shares of Career

     Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Accustaff Common Stock to which such holder may be otherwise entitled (without interest). Accustaff shall not be obligated to deliver the consideration to which any former holder of Career Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Career Common Stock for exchange as provided in this Section 4.1. In the event of a transfer of ownership of shares of Career Common Stock represented by Certificates that are not registered in the transfer records of Career, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Accustaff and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. At any time following the sixth month after the Effective Time, Accustaff shall be entitled to require the Exchange Agent to deliver to it any cash then held by the Exchange Agent and all shares of Accustaff Common Stock deposited with the Exchange Agent pursuant to this Section 4.1 which had not been disbursed to holders of Certificates (including all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter former holders of Career Common Stock shall be entitled to look only to Accustaff (subject to abandoned property
     Laws) as general creditors thereof with respect to the consideration that may be payable upon due surrender of the Certificates held by them. Any other provision of this Agreement notwithstanding, neither Accustaff, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Career Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of Career shall constitute ratification of the appointment of the Exchange Agent.

              4.2  RIGHTS OF FORMER CAREER SHAREHOLDERS.  At the Effective Time,
                   ------------------------------------
     the stock transfer books of Career shall be closed as to holders of Career Common Stock immediately prior to the Effective Time and no transfer of Career Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each certificate theretofore representing shares of Career Common Stock (other than shares to be canceled pursuant to
     Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections
     3.1 and 3.4 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Career in respect of such shares of Career Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. Whenever a dividend or other distribution is declared by Accustaff on the Accustaff Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Accustaff Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Accustaff Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Career Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1. However, upon surrender of such Career Common Stock certificate, both the Accustaff Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                      ARTICLE 5
                       REPRESENTATIONS AND WARRANTIES OF CAREER
                       ----------------------------------------

               Career hereby represents and warrants to Accustaff as follows:

               5.1  ORGANIZATION, STANDING, AND POWER.  Career is a corporation
                    ---------------------------------
     duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Career is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Career. The minute book and other organizational documents for Career have been made available to Accustaff for its review and, except as disclosed in Section 5.1 of the Career Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

               5.2  AUTHORITY; NO BREACH BY AGREEMENT.
                    ---------------------------------

                    (a) Career has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject, with respect to the consummation of the Merger, to the adoption of this Agreement by an affirmative vote of the holders of a majority of the outstanding shares of Career Common Stock entitled to vote thereon, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Career, subject, with respect to the consummation of the Merger, to the adoption of this Agreement by an affirmative vote of the holders of a majority of the outstanding shares of Career Common Stock entitled to vote thereon, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Career. Subject to such requisite shareholder approval, and assuming this Agreement represents a valid and binding obligation of Accustaff and Sub, this Agreement represents a legal, valid, and binding obligation of Career, enforceable against Career in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by Career, nor the consummation by Career of the transactions contemplated hereby, nor compliance by Career with any of the provisions hereof, will
     (i) conflict with or result in a breach of any provision of Career's Certificate of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any Career Subsidiary, or (ii) except as disclosed in Section 5.2(b) of the Career Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Career Company under, any Contract or Permit of any Career Company, except any such Default or Lien, or any failure to obtain any such Consent, is not reasonably likely to have a Material Adverse Effect on Career, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), violate any Law or Order applicable to any Career Company or any of their respective material Assets, except for any such violation which is not reasonably likely to have a Material Adverse Effect on Career.

                    (c)  Other  than  in  connection  or   compliance  with  the
     provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from Regulatory Authorities set forth in Section 5.2(c) of the Career Disclosure Memorandum, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Career of the Merger and the other transactions contemplated in this Agreement.

               5.3  CAPITAL STOCK.
                    -------------

                    (a)  The  authorized  capital stock  of  Career  consists of
     (i) 50,000,000 shares of Career Common Stock, of which 17,658,318 shares are issued and outstanding as of the date of this Agreement and not more than 24,074,672 shares will be issued and outstanding at the Effective Time, and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of Career are duly and validly issued and outstanding and are fully paid and nonassessable under the DGCL. None of the outstanding shares of capital stock of Career has been issued in violation of any preemptive rights of the current or past shareholders of Career.

                    (b) Except as set forth in Section 5.3(a), or as provided in the Stock Option Agreement, or as disclosed in Section 5.3 of the Career Disclosure Memorandum, there are no shares of capital stock or other equity securities of Career outstanding and no outstanding Rights created by Career or any Career Company relating to the capital stock of Career.

               5.4  CAREER SUBSIDIARIES.  Career has disclosed in Section 5.4 of
                    -------------------
     the Career Disclosure Memorandum all of the Career Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it has been qualified and/or licensed to transact business, and the percentage ownership interest represented by such share ownership) and all of the Career Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it has been qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 5.4 of the Career Disclosure Memorandum, Career or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Career Subsidiary. No capital stock (or other equity interest) of any Career Subsidiary is or may become required to be issued (other than to another Career Company) by reason of any Rights, and there are no Contracts by which any Career Subsidiary is bound to issue (other than to another Career Company) additional shares of its capital stock (or other equity interests) or Rights or by which any Career Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Career Subsidiary (other than to another Career Company). There are no Contracts relating to the rights of any Career Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any Career Subsidiary. All of the shares of capital stock (or other equity interests) of each Career Subsidiary held by a Career Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and, except as disclosed in Section 5.4 of the Career Disclosure Memorandum, are owned by the Career Company free and clear of any Lien. Except as disclosed in Section 5.4 of the Career Disclosure Memorandum, each Career Subsidiary is a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Career Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Career. The minute book and other organizational documents for each Career Subsidiary have been made available to Accustaff for its review.

               5.5  SEC FILINGS; FINANCIAL STATEMENTS.
                    ---------------------------------

                    (a) Career has timely filed and made available to Accustaff all SEC Documents required to be filed by Career since December 31, 1992 (the "Career SEC Reports"). The Career SEC Reports (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Career SEC Reports or necessary in order to make the statements in such Career SEC Reports, in light of the circumstances under which they were made, not misleading; provided, that any pro forma financial statements contained in the Career SEC Reports are not necessarily indicative of the consolidated financial position of the Career Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Career Companies for the periods indicated. No Career Subsidiary is required to file any SEC Documents.

                    (b) Each of the Career Financial Statements (including, in each case, any related notes) contained in the Career SEC Reports, including any Career SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except to the extent required by changes in generally accepted accounting principles, as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Career and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and that any pro forma financial statements contained in the Career SEC Reports are not necessarily indicative of the consolidated financial position of the Career Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Career Companies for the periods indicated.

               5.6  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in
                    ----------------------------------
     Section 5.6 of the Career Disclosure Memorandum, no Career Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Career, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Career as of December 31, 1995 and June 30, 1996, included in the Career Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Career Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid
     (i) in the ordinary course of business consistent with past business practice or (ii) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 5.6 of the Career Disclosure Memorandum, no Career Company is directly or indirectly liable, by guarantee, indemnity, or otherwise, upon or with respect to, or obligated, by discount or repurchase agreement or in any other way, to provide funds in respect to, or obligated to guarantee or assume any Liability of any Affiliate (other than another Career Company) for any amount in excess of $100,000.

               5.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since June 30, 1996,
                    ------------------------------------
     except as disclosed  in Section  5.7 of the  Career Disclosure  Memorandum,
     (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Career, and (ii) the Career Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Career provided in Article 7.

               5.8  TAX MATTERS.
                    -----------

                    (a) All Tax Returns required to be filed by or on behalf of any of the Career Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no pending or, to the Knowledge of Career, threatened audit examination, deficiency, or refund Litigation with respect to any Taxes, except as disclosed in
     Section 5.8 of the Career Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Career Companies, except for any such Lien which is not reasonably likely to have a Material Adverse Effect on Career.

                    (b) Except as disclosed in Section 5.8 of the Career Disclosure Memorandum, none of the Career Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                    (c) The provision for any Taxes due or to become due for any of the Career Companies for the period or periods through and including the date of the respective Career Financial Statements that has been made and is reflected on such Career Financial Statements is sufficient to cover all such Taxes, except for any insufficiency of such provision which is not reasonably likely to have a Material Adverse Effect on Accustaff.

                    (d) Each of the Career Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instance of noncompliance or failure to so identify which is not reasonably likely to have a Material Adverse Effect on Career.

                    (e) Except as disclosed in Section 5.8 of the Career Disclosure Memorandum, none of the Career Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

               5.9  ASSETS.
                    ------

                    (a) Except as disclosed in Section 5.9 of the Career Disclosure Memorandum, the Career Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which is not reasonably likely to have a Material Adverse Effect on Career.

                    (b) All Assets which are material to Career's business on a consolidated basis, held under leases or subleases by any of the Career Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought).

                    (c)  The  Career Companies  currently maintain  insurance in such amounts, scope, and coverage as Career believes is adequate to conduct its business. To Career's Knowledge, none of the Career Companies has received notice from any insurance carrier that any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or that premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $250,000 pending under such policies of insurance and, since January 1, 1995, no notices of claims in excess of such amounts have been given by any Career Company under such policies.

             5.10 INTELLECTUAL PROPERTY.  Except as disclosed in Section 5.10 of
                  ---------------------
     the Career Disclosure Memorandum, (i) each Career Company owns or has a license to use all of the Intellectual Property used by such Career Company in the course of its business, (ii) each Career Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Career Company in connection with such Career Company's business operations, and such Career Company has the right to convey by sale or license any Intellectual Property so conveyed, (iii) no Career Company is in Default under any of its Intellectual Property licenses and
     (iv) no proceedings have been instituted, or are pending or to the Knowledge of Career threatened, which challenge the rights of any Career Company with respect to Intellectual Property used, sold or licensed by such Career Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property, except for any failure to own or license, Default or proceeding which is not reasonably likely to have a Material Adverse Effect on Career. To the Knowledge of Career, the conduct of the business of the Career Companies does not infringe any Intellectual Property of any other Person.

               5.11 ENVIRONMENTAL MATTERS.
                    ---------------------

                    (a) Each of the Career Companies is in compliance with all Environmental Laws and has obtained all necessary Permits required to be issued pursuant to any Environmental Law, except where the failure to so comply or to obtain such Permits, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Career. None of the Career Companies has received notice or communication from any Regulatory Authority with respect to (i) any Hazardous Material relative to its operations, property or acts or (ii) any investigation, demand or request pursuant to enforcing any Environmental Law relating to it or its operations, and no such investigation is pending or threatened in any case which is reasonably likely to have a Material Adverse Effect on Career.

                    (b) During the period of (i) any Career Company's ownership or operation of any of their respective current properties, (ii) any Career Company's participation in the management of any Participation Facility, or
     (iii) any Career Company's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except for any such release, discharge, spillage, or disposal which is not reasonably likely to have a Material Adverse Effect on Career. Prior to the period of (i) any Career Company's ownership or operation of any of their respective current properties, (ii) any Career Company's participation in the management of any Participation Facility, or (iii) any Career Company's holding of a security interest in an Operating Property, to the Knowledge of Career, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except for any such release, discharge, spillage, or disposal which is not reasonably likely to have a Material Adverse Effect on Career.

               5.12 COMPLIANCE WITH LAWS.  Each Career Company has in effect all
                    --------------------
     Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to so hold any such Permit is not reasonably likely to have a Material Adverse Effect on Career, and there has occurred no Default under any such Permit, except for any such Default which is not reasonably likely to have a Material Adverse Effect on Career. Except as disclosed in Section 5.12 of the Career Disclosure Memorandum, none of the Career Companies:

                    (a)  is  in  Default under  any  of  the  provisions of  its
          Certificate   of  Incorporation   or   Bylaws   (or  other   governing
          instruments);

                    (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for any such Default which is not reasonably likely to have a Material Adverse Effect on Career; or

                    (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof
          (i) asserting that any Career Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where any such noncompliance is reasonably likely to have a Material Adverse Effect on Career, (ii) threatening to revoke any Permits, where any such revocation is reasonably likely to have a Material Adverse Effect on Career, or (iii) requiring any Career Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, except for any such order, agreement, directive, commitment, memorandum, resolution or undertaking which is not reasonably likely to have a Material Adverse Effect on Career.

     Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action with respect to any Career Company by a Regulatory Authority have been made available to Accustaff.

               5.13 LABOR RELATIONS.  Except as disclosed in Section 5.13 of the
                    ---------------
     Career Disclosure Memorandum, no Career Company is the subject of any Litigation asserting that it or any other Career Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Career Company to bargain with any labor organization as to wages or conditions of employment, nor is any Career Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Career Company, pending or threatened, or to the Knowledge of Career, is there any activity involving any Career Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

               5.14 EMPLOYEE BENEFIT PLANS.
                    ----------------------

                    (a) Career has or will deliver or make available to Accustaff copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Career Company or ERISA Affiliate (within the meaning of Sections 414(b) or
     (c) of the Internal Revenue Code) of a Career Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Career Benefit Plans"). Career has disclosed in Section 5.14 of the Career Disclosure Memorandum all qualified retirement plans of Career Companies and all executive retirement plans of Career. Any of the Career Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Career ERISA Plan." No Career ERISA Plan is, and no Career Company has or has ever had any obligation to contribute to or to provide security for, a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) All Career Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Career. Each Career ERISA Plan which is intended to be qualified under
     Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Career is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Career Company has engaged in a transaction with respect to any Career Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Career Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                    (c) Except as disclosed in Section 5.14 of the Career Disclosure Memorandum, no Career Company has any Liability for retiree health and life benefits under any of the Career Benefit Plans except as may be required under Section 4980B of the Internal Revenue Code, Part 6 of Title I of ERISA or any related state or local law or ordinance.

                    (d) Except as disclosed in Section 5.14 of the Career Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
     (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Career Company from any Career Company under any Career Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Career Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                    (e) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Career Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Career Financial Statements to the extent required by and in accordance with GAAP.

               5.15 MATERIAL CONTRACTS.  Except as disclosed in Section 5.15 of
                    ------------------
     the Career Disclosure Memorandum or otherwise reflected in the Career Financial Statements, none of the Career Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any officer of Career and presidents of any operating divisions of any Career Company in any calendar year in excess of $200,000, (ii) any Contract relating to the borrowing of money by any Career Company or the guarantee by any Career Company of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Career Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Career Companies, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to any Career Company which require payments by such Career Company to any Persons of $250,000 or more in any year, (vii) any Contract relating to the purchase or sale of any business, and (viii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Career with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.9 and 5.14(a), the "Career Contracts"). With respect to each Career Contract and except as disclosed in Section 5.15 of the Career Disclosure Memorandum:
     (i) the Contract is in full force and effect, except where any failure of such a Contract to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Career; (ii) no Career Company is in

     Default thereunder, other than any such Default which is not reasonably likely to have a Material Adverse Effect on Career; (iii) no Career Company has repudiated or waived any material provision of any such Contract; and
     (iv) no other party to any such Contract is, to the Knowledge of Career, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any Career Company for money borrowed, other than the Career Convertible Notes, is prepayable at any time by such Career Company without penalty or premium.

               5.16 LEGAL PROCEEDINGS.  There is no Litigation instituted or
                    -----------------
     pending, or, to the Knowledge of Career, threatened against any Career Company, or against any director, employee or employee benefit plan of any Career Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Career, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Career Company, except any such Orders for which the failure to comply is not reasonably likely to have a Material Adverse Effect on Career. Section 5.16 of the Career Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any Career Company is a party and which names a Career Company as a defendant or cross-defendant and for which either equitable relief is sought or damages in excess of $200,000 are sought from such Career Company.

               5.17 REPORTS.  Since January 1, 1993, or the date of organization
                    -------
     if later, each Career Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Career). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all respects with all applicable Laws, except where the failure to comply is not reasonably likely to have a Material Adverse Effect on Career. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for untrue statements or omissions which are not reasonably likely to have a Material Adverse Effect on Career.

               5.18 STATEMENTS TRUE AND CORRECT.  No statement, certificate,
                    ---------------------------
     instrument, or  other writing furnished  or to be  furnished by  any Career
     Company thereof to Accustaff pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by any Career Company thereof for inclusion in the Registration Statement to be filed by Accustaff with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied in writing by any Career Company thereof for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by a Career

     Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Career and Accustaff, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any Career Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             5.19 ACCOUNTING, TAX AND REGULATORY MATTERS.  No Career Company or,
                  --------------------------------------
     to Career's  Knowledge, any Affiliate thereof  has taken or  agreed to take any action and Career does not have any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

               5.20 STATE TAKEOVER LAWS.  Each Career Company has taken all
                    -------------------
     necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including Section 203 of the DGCL.

              5.21 CHARTER PROVISIONS.  Each Career Company has taken all action
                   ------------------
     so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws or other governing instruments of any Career Company or restrict or impair the ability of Accustaff or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Career Company that may be directly or indirectly acquired or controlled by them.

              5.22 OPINION OF FINANCIAL ADVISOR.  Prior to the execution of this
                   ----------------------------
     Agreement, Career has received the opinion of Salomon Brothers Inc to the effect that, as of the date of this Agreement, the consideration to be received by holders of shares of Career Common Stock is fair to such holders from a financial point of view.

                                      ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF ACCUSTAFF
                     -------------------------------------------

               Accustaff hereby represents and warrants to Career as follows:

              6.1 ORGANIZATION, STANDING, AND POWER.  Accustaff is a corporation
                  ---------------------------------
     duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Accustaff is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Accustaff.

               6.2  AUTHORITY; NO BREACH BY AGREEMENT.
                    ---------------------------------

                    (a) Accustaff has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Accustaff, subject to the approval of the issuance of the shares of Accustaff Common Stock pursuant to the Merger by a majority of the votes cast at the Accustaff Shareholders' Meeting (assuming for such purpose that the votes cast in respect of such proposal represent a majority of the outstanding Accustaff Common Stock), which is the only shareholder vote required for approval of this Agreement and consummation of the merger by Accustaff. Subject to such requisite shareholder approval and assuming this Agreement represents a valid and binding obligation of Career, this Agreement represents a legal, valid, and binding obligation of Accustaff, enforceable against Accustaff in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                    (b) Neither the execution and delivery of this Agreement by Accustaff, nor the consummation by Accustaff of the transactions contemplated hereby, nor compliance by Accustaff with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Accustaff's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Accustaff Company under, any Contract or Permit of any Accustaff Company, except any such Default or Lien, or any failure to obtain any such Consent, is not reasonably likely to have a Material Adverse Effect on Accustaff or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), violate any Law or Order applicable to any Accustaff Company or any of their respective material Assets, except for any such violation which is not reasonably likely to have a Material Adverse Effect on Accustaff.

                    (c) Except as set forth in Section 6.2 of the Accustaff Disclosure Memorandum, and other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Accustaff of the Merger and the other transactions contemplated in this Agreement.

               6.3  CAPITAL STOCK.
                    -------------

                    (a)  The authorized  capital stock of Accustaff  consists of
     (i) 150,000,000 shares of Accustaff Common Stock, of which 65,663,634 shares are issued and outstanding as of the date of this Agreement, and
     (ii) 10,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. All of the issued and outstanding shares of Accustaff Capital Stock are, and all of the shares of Accustaff Common Stock to be issued in exchange for shares of Career Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of Accustaff Capital Stock has been, and none of the shares of Accustaff Common Stock to be issued in exchange for shares of Career Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Accustaff.

                    (b) Except as set forth in Section 6.3(a), or as disclosed in Section 6.3 of the Accustaff Disclosure Memorandum, as of the date of this Agreement, there are no shares of capital stock or other equity securities of Accustaff outstanding and no outstanding Rights created by Accustaff or any Accustaff Company relating to the capital stock of Accustaff.

               6.4  SEC FILINGS; FINANCIAL STATEMENTS.
                    ---------------------------------

                    (a) Accustaff has timely filed and made available to Career all SEC Documents required to be filed by Accustaff since December 31, 1992 (the "Accustaff SEC Reports"). The Accustaff SEC Reports (i) at the time filed, complied or will comply in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Accustaff SEC Reports or necessary in order to make the statements in such Accustaff SEC Reports, in light of the circumstances under which they were made, not misleading; provided, that any pro forma financial statements contained in the Accustaff SEC Reports are not necessarily indicative of the consolidated financial position of the Accustaff Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Accustaff
     Companies for the periods indicated. No Accustaff Subsidiary is required to file any SEC Documents.

                    (b) Each of the Accustaff Financial Statements (including, in each case, any related notes) contained in the Accustaff SEC Reports, including any Accustaff SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except to the extent required by changes in generally accepted accounting principles, as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Accustaff and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect and that any pro forma financial statements contained in the Accustaff SEC Reports are not necessarily indicative of the consolidated financial position of the Accustaff Companies as of the respective dates thereof and the consolidated results of operations and cash flows of the Accustaff Companies for the periods indicated.

              6.5  ABSENCE OF UNDISCLOSED LIABILITIES.  No Accustaff Company has
                   ----------------------------------
     any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Accustaff, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Accustaff as of December 31, 1995 and June 30, 1996, included in the Accustaff Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Accustaff Company has incurred or paid any Liability since June 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or (ii) in connection with the transactions contemplated by this Agreement.

               6.6  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Since June 30, 1996,
                    ------------------------------------
     except as disclosed in the Accustaff Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.6 of the Accustaff Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Accustaff, and (ii) the Accustaff Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Accustaff provided in Article 7.

               6.7  TAX MATTERS.
                    -----------

                    (a) All Tax Returns required to be filed by or on behalf of any of the Accustaff Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as disclosed in Section 6.7 of the Accustaff Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Accustaff Companies, except for any such Lien which is not reasonably likely to have a Material Adverse Effect on Accustaff.

                    (b) None of the Accustaff Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                    (c) The provision for any Taxes due or to become due for any of the Accustaff Companies for the period or periods through and including the date of the respective Accustaff Financial Statements that has been made and is reflected on such Accustaff Financial Statements is sufficient to cover all such Taxes, except for any insufficiency of such provision which is not reasonably likely to have a Material Adverse Effect on Accustaff.

                    (d) Each of the Accustaff Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for any such instance of noncompliance or failure to so identify which is not reasonably likely to have a Material Adverse Effect on Career.

               6.8 INTELLECTUAL PROPERTY.  Except as disclosed in Section 6.8 of
                   ---------------------
     the Accustaff Disclosure Memorandum, (i) each Accustaff Company owns or has a license to use all of the Intellectual Property used by such Accustaff Company in the course of its business, (ii) each Accustaff Company is the owner of or has a license to any Intellectual Property sold or licensed to a third party by such Accustaff Company in connection with such Accustaff Company's business operations, and such Accustaff Company has the right to convey by sale or license any Intellectual Property so conveyed, (iii) no Accustaff Company is in Default under any of its Intellectual Property licenses and (iv) no proceedings have been instituted, or are pending or to the Knowledge of Accustaff threatened, which challenge the rights of any Accustaff Company with respect to Intellectual Property used, sold or licensed by such Accustaff Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property, except for any failure to own or license, Default or proceeding which is not reasonably likely to have a Material Adverse Effect on Accustaff. To the Knowledge of Accustaff, the conduct of the business of the Accustaff Companies does not infringe any Intellectual Property of any other Person.

               6.9  ENVIRONMENTAL MATTERS.
                    ---------------------

                    (a) Each of the Accustaff Companies is in compliance with all Environmental Laws and has obtained all necessary Permits required to be issued pursuant to any Environmental Law, except where the failure to so comply or to obtain such Permits, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Accustaff. None of the Accustaff Companies has received notice or communication from any Regulatory Authority with respect to (i) any Hazardous Material relative to its operations, property or acts or (ii) any investigation, demand or request pursuant to enforcing any Environmental Law relating to it or its operations, and no such investigation is pending or threatened in any case which is reasonably likely to have a Material Adverse Effect on Accustaff.

                    (b)  During   the  period  of  (i) any  Accustaff  Company's
     ownership  or operation  of  any of  their  respective current  properties,
     (ii) any Accustaff Company's participation in the management of any Participation Facility, or (iii) any Accustaff Company's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except for any such release, discharge, spillage, or disposal which is not reasonably likely to have a Material Adverse Effect on Career. Prior to the period of (i) any Accustaff Company's ownership or operation of any of their respective current properties, (ii) any Accustaff Company's participation in the management of any Participation Facility, or (iii) any Accustaff Company's holding of a security interest in an Operating
     Property, to the Knowledge of Accustaff, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except for any such release, discharge, spillage, or disposal which is not reasonably likely to have a Material Adverse Effect on Career.

               6.10 COMPLIANCE WITH LAWS.  Each Accustaff Company has in effect
                    --------------------
     all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except where the failure to so hold any such Permit is not reasonably likely to have a Material Adverse Effect on Accustaff, and there has occurred no Default under any such Permit, except for any such Default which is not reasonably likely to have a Material Adverse Effect on Accustaff. Except as disclosed in Section
     6.10  of  the  Accustaff  Disclosure  Memorandum,  none  of  the  Accustaff
     Companies:

                    (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

                    (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for any such Default which is not reasonably likely to have a Material Adverse Effect on Accustaff; or

                    (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof
          (i) asserting that any Accustaff Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where any such noncompliance is reasonably likely to have a Material Adverse Effect on Accustaff, (ii) threatening to revoke any Permits, where any such revocation is reasonably likely to have a Material Adverse Effect on Accustaff, or (iii) requiring any Accustaff Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, except for any such order, agreement, directive, commitment, memorandum, resolution or undertaking which is not reasonably likely to have a Material Adverse Effect on Accustaff.

               6.11 LABOR RELATIONS.  Except as disclosed in Section 6.11 of the
                    ---------------
     Accustaff Disclosure Memorandum, no Accustaff Company is the subject of any Litigation asserting that it or any other Accustaff Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Accustaff Company to bargain with any labor organization as to wages or conditions of employment, nor is any Accustaff Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Accustaff Company, pending or threatened, or to the Knowledge of Accustaff, is there any activity involving any Accustaff Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

               6.12 EMPLOYEE BENEFIT PLANS.
                    ----------------------

                    (a) Accustaff has delivered or made or will make available to Career copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Accustaff Company or ERISA Affiliate of an Accustaff Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Accustaff Benefit Plans"). Any of the Accustaff Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Accustaff ERISA Plan." No Accustaff ERISA Plan is, and no Accustaff Company has or has ever had any obligation to contribute to or to provide security for, a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) All Accustaff Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Accustaff. Except as disclosed in Section 6.12 of the Accustaff Disclosure Memorandum, each Accustaff ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Accustaff is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Accustaff Company has engaged in a transaction with respect to any Accustaff Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Accustaff Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

             6.13 LEGAL PROCEEDINGS.  Except as set forth in Section 6.13 of the
                  -----------------
     Accustaff Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Accustaff, threatened against any Accustaff Company, or against any director, employee or employee benefit plan of any Accustaff Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Accustaff, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Accustaff Company, except any such Orders for which the failure to comply is not reasonably likely to have a Material Adverse Effect on Accustaff.

               6.14 REPORTS.  Since January 1, 1993, or the date of organization
                    -------
     if later, each Accustaff Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Accustaff). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all respects with all applicable Laws, except where the failure to comply is not reasonably likely to have a Material Adverse Effect on Accustaff. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except for untrue statements or omissions which are not reasonably likely to have a Material Adverse Effect on Accustaff.

               6.15 STATEMENTS TRUE AND CORRECT.  No statement, certificate,
                    ---------------------------
     instrument or other writing furnished or to be furnished by any Accustaff Company to Career pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by any Accustaff Company for inclusion in the Registration Statement to be filed by Accustaff with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied in writing by any Accustaff Company for inclusion in the Joint Proxy Statement to be mailed to each Party's shareholders in connection with the Shareholders' Meetings, and any other documents to be filed by any Accustaff Company with the SEC or any other
     Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Joint Proxy Statement, when first mailed to the shareholders of Career and Accustaff, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meetings, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meetings. All documents that any Accustaff Company is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

               6.16 AUTHORITY OF SUB.  Sub is a corporation duly organized,
                    ----------------
     validly existing and in good standing under the Laws of the State of Delaware as a wholly owned Subsidiary of Accustaff. The authorized capital stock of Sub shall consist of 1,000 shares of Sub Common Stock, all of which is validly issued and outstanding, fully paid and nonassessable and is owned by Accustaff free and clear of any Lien. Sub has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Sub. This Agreement represents a legal, valid, and binding obligation of Sub, enforceable against Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Accustaff, as the sole shareholder of Sub, has voted prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

              6.17 ACCOUNTING, TAX AND REGULATORY MATTERS.  No Accustaff Company
                   --------------------------------------
     or, to Accustaff's Knowledge, any Affiliate thereof has taken or agreed to take any action and Accustaff does not have any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


                                      ARTICLE 7
                       CONDUCT OF BUSINESS PENDING CONSUMMATION
                       ----------------------------------------

               7.1  AFFIRMATIVE COVENANTS OF CAREER.  From the date of this
                    -------------------------------
     Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Accustaff shall have been obtained, and except as otherwise expressly contemplated herein, Career shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

              7.2 NEGATIVE COVENANTS OF CAREER.  From the date of this Agreement
                  ----------------------------
     until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Accustaff shall have been obtained, and except as otherwise expressly contemplated herein, Career covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

                    (a) amend the Articles or Certificate of Incorporation, Bylaws or other governing instruments of any Career Company, or

                    (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Career Company to another Career Company) in excess of an aggregate of $500,000 (for the Career Companies on a consolidated basis) except in the ordinary course of the business of Career Subsidiaries consistent with past practice, or impose, or suffer the imposition, on any Asset of any Career Company of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the Career Disclosure Memorandum); or

                    (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Career Company, or declare or pay any dividend or make any other distribution in respect of Career's capital stock; or

                    (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or pursuant to the Stock Option Agreement, or as disclosed in Section 7.2(d) of the Career Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Career Common Stock or any other capital stock of any Career Company, or any stock appreciation rights, or any option, warrant, or other Right; or

                    (e) adjust, split, combine or reclassify any capital stock of any Career Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Career Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Career Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Career Company) or (y) any Asset having a book value in excess of $250,000 other than in the ordinary course of business consistent with past practice for reasonable and adequate consideration; or

                    (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Career Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (iii) investments in connection with cash management activities consistent with past practices; or

                    (g)  grant any  increase in compensation or  benefits to the employees or officers of any Career Company, except in the ordinary course of business and consistent with past practice disclosed in
          Section 7.2(g) of the Career Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the Career Disclosure Memorandum; and enter into or amend any severance agreements with officers of any Career Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any Career Company except in accordance with past practice disclosed in Section 7.2(g) of the Career Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Rights; or

                    (h) enter into or amend any employment Contract between any Career Company and any Person (if such employment Contract is, or if such employment Contract had been entered into or amended prior to the date of this Agreement, such employment Contract (as amended) would be, a Career Contract) (unless such amendment is required by Law) that the Career Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                    (i) adopt any new employee benefit plan of any Career Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Career Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                    (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                    (k) except as disclosed in Section 7.2(k) of the Career Disclosure Memorandum, commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any Career Company for material money damages or restrictions upon the operations of any Career Company; or

                    (l) except in the ordinary course of business, modify, amend or terminate any Career Contract or waive, release, compromise or assign any material rights or claims.

              7.3 COVENANTS OF ACCUSTAFF.  From the date of this Agreement until
                  ----------------------
     the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Career shall have been obtained, and except as otherwise expressly contemplated herein, Accustaff covenants and agrees that it shall (a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Accustaff Common Stock and the business prospects of the Accustaff Companies and to the extent consistent therewith use all reasonable efforts to preserve intact the Accustaff Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Accustaff Company from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the judgment of Accustaff, desirable in the conduct of the business of Accustaff and its Subsidiaries. Accustaff further covenants and agrees that it will not, without the prior written consent of Career, (i) amend the Articles of Incorporation or Bylaws of Accustaff, in each case in any manner adverse to the holders of Career Common Stock as compared to rights of holders of Accustaff Common Stock generally as of the date of this Agreement, or (ii) during any period used to determine the Average Closing Price, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of Accustaff Common Stock. Accustaff further covenants and agrees that it will not acquire direct or indirect control over any Person where the consideration for such acquisition consists of Accustaff Common Stock having an aggregate market value as of the date of public announcement of such acquisition of $300 million or more without the prior written consent of the chief executive officer of Career, which consent shall not be unreasonably withheld (provided that such consent shall be deemed to be unreasonably withheld if such acquisition, in the good faith judgment of the chief executive officer of Accustaff when publicly announced, will be accretive to Accustaff's earnings per share in the first full year after consummation of such acquisition.

               7.4  ADVERSE CHANGES IN CONDITION.  Each Party agrees to give
                    ----------------------------
     written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or
     (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use all reasonable efforts to prevent or promptly to remedy the same.

               7.5  REPORTS.  Each Party and its Subsidiaries shall file all
                    -------
     reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                      ARTICLE 8
                                ADDITIONAL AGREEMENTS
                                ---------------------

              8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL.
                  -------------------------------------------------------------
     Accustaff shall prepare and file the Registration Statement with the SEC, and shall use all reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Accustaff Common Stock upon consummation of the Merger. Career shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Accustaff may reasonably request in connection with such action. Career shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC in accordance with the rules of the NYSE, for the purpose of voting upon adoption of this Agreement and such other related matters as it deems appropriate. Accustaff shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon the issuance of shares of Accustaff Common Stock pursuant to the Merger and such other related matters as it deems appropriate. The Parties shall use all reasonable efforts to cause the
     Shareholders' Meetings to be held on the same day, unless the Parties otherwise agree. In connection with the Shareholders' Meetings, (i) Career and Accustaff shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective shareholders,
     (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Board of Directors of Career and Accustaff shall recommend to their respective shareholders the approval of the matters submitted for approval (subject to the Board of Directors of Career, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would not constitute a breach of fiduciary duties of the members of such Board of Directors to Career's shareholders under applicable law), and
     (iv) the Board of Directors and officers of Career and Accustaff shall use all reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of Career, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would not constitute a breach of fiduciary duties of the members of such Board of Directors to Career's shareholders under applicable law). Accustaff and Career shall make all necessary filings with respect to the Merger under the Securities Laws.

              8.2 EXCHANGE LISTING.  Accustaff shall take all action required to
                  ----------------
     list, prior to the Effective Time, on the Nasdaq National Market the shares of Accustaff Common Stock to be issued to the holders of Career Common Stock pursuant to the Merger, and Accustaff shall give all notices and make all filings with the NASD required in connection with the transactions contemplated herein.

              8.3 APPLICATIONS; ANTITRUST NOTIFICATION.  Accustaff shall prepare
                  ------------------------------------
     and file, and Career shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. To the extent required by the HSR Act, each of the Parties will promptly file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated hereby and any supplemental or additional information which may reasonably be requested in connection therewith pursuant to the HSR Act and will comply in all material respects with the requirements of the HSR Act. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

              8.4 FILINGS WITH STATE OFFICES.  Upon the terms and subject to the
                  --------------------------
     conditions of this Agreement, Career shall execute and file the Certificate of Merger with the Secretary of State of the State of Delaware in connection with the Closing.

               8.5  AGREEMENT AS TO EFFORTS TO CONSUMMATE.  Subject to the terms
                    -------------------------------------
     and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using all reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Without limiting the generality of the foregoing, each Party agrees to use all reasonable efforts to cause the Effective Time to occur not later than the second business day following the last to occur of
     (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of Career and Accustaff approve this Agreement to the extent such approval is required by applicable Law or the rules of the NYSE or NASD. Each Party shall use, and shall cause each of its
     Subsidiaries to use, all reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

               8.6  INVESTIGATION AND CONFIDENTIALITY.
                    ---------------------------------

                    (a)  Prior to the  Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be on reasonable notice during normal business hours and reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party contained herein.

                    (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party. All documents and information furnished pursuant to this Section 8.6 shall be subject to the Confidentiality Agreement dated August 13, 1996, between the Parties.

                    (c) Career shall use all reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition Proposal with respect to Career to preserve the confidentiality of the information relating to the Career Companies provided to such Persons and their Affiliates and Representatives.

               8.7  PRESS RELEASES.  Prior to the Effective Time, Career and
                    --------------
     Accustaff shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

               8.8  CERTAIN ACTIONS.  Except with respect to this Agreement and
                    ---------------
     the transactions contemplated hereby, no Career Company nor any Affiliate thereof nor any Representatives thereof retained by any Career Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of Career, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to Career's shareholder under applicable law, no Career Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Career may communicate information about such an Acquisition Proposal to its shareholders (including any statement required pursuant to Rule 14e-2 of the 1934 Act) if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. Career shall notify Accustaff orally as promptly as practicable and in writing within 24 hours following the receipt of any Acquisition Proposal and the details thereof, and advise Accustaff of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Career shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and
     (ii) direct and use all reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

               8.9 ACCOUNTING AND TAX TREATMENT.  Each of the Parties undertakes
                   ----------------------------
     and agrees to use all reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

             8.10 AGREEMENT OF AFFILIATES.  Career has disclosed in Section 8.10
                  -----------------------
     of the Career Disclosure Memorandum all Persons whom it reasonably believes is an "affiliate" of Career for purposes of Rule 145 under the 1933 Act. Career shall use all reasonable efforts to cause each such Person to deliver to Accustaff not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1. Accustaff shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Accustaff Common Stock by such affiliates.

               8.11 EMPLOYEE BENEFITS AND CONTRACTS.  Following the Effective
                    -------------------------------
     Time, Accustaff shall provide generally to officers and employees of the Career Companies employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Accustaff Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Accustaff Companies to their similarly situated officers and employees; provided, that, except to the extent required by Law, Accustaff shall, or shall cause the Career Companies to, provide to officers and employees of the Career Companies employee benefits under the existing medical and dental plans of the Career Companies for a period of not less than six months following the Effective Time. For purposes of participation, vesting and (except in the case of Accustaff retirement plans) benefit accrual under Accustaff's employee benefit plans, the service of the employees of the Career Companies prior to the Effective Time shall be treated as service with an Accustaff Company participating in such employee benefit plans. Accustaff also shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation Contracts disclosed in Section
     8.11 of the Career Disclosure Memorandum to Accustaff between any Career Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Career Benefit Plans.

               8.12 INDEMNIFICATION.
                    ---------------

                    (a) Accustaff shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Career Companies (each, an

     "Indemnified Party") against all Liabilities, losses, damages, claims or expenses (including attorneys' fees or expenses), judgments or amounts paid in settlement arising out of actions or omissions that are in whole or in part based upon or arise out of the Indemnified Party's service or services as directors, officers, employees or agents of any of the Career Companies or, at Career's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under Delaware Law and by Career's Certificate of Incorporation and Bylaws as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Accustaff Company is insured against any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification (including any advancement of expenses), the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Accustaff and the Indemnified Party.

                    (b) Accustaff shall, or shall cause the Surviving Corporation to, use all reasonable efforts (and Career shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Career's existing directors' and officers' liability insurance policy (provided that Accustaff may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Career given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that neither Accustaff nor the Surviving Corporation shall be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Career's directors and officers, 300% of the last annual premium payment on Career's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Accustaff shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                    (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Accustaff thereof, provided that the failure of any Indemnified Party so to notify shall not relieve Accustaff or the Surviving Corporation from any Liability it may have under this Section 8.12 except to the extent that such failure substantially prejudiced Accustaff or the Surviving Corporation. In the event of any such Litigation (whether arising before or after the Effective Time),
     (i) Accustaff or the Surviving Corporation shall have the right to assume the defense thereof and neither Accustaff nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Accustaff or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Accustaff or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Accustaff or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Accustaff and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, unless such Indemnified Parties shall have been advised in writing by counsel that there exist conflicts of interests among such Indemnified Parties that preclude one firm of counsel from representing the interests of all such Indemnified Parties, (ii) Accustaff, the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Accustaff nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided further that neither Accustaff nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                    (d) If Accustaff or the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Accustaff or the Surviving Corporation shall assume the obligations set forth in this Section 8.12.

                    (e) The provisions of this Section 8.12 shall survive the Effective Time and are intended expressly to be for the benefit of each of the Indemnified Parties.

               8.13 AGREEMENT REGARDING CERTAIN ACQUISITIONS.  If, prior to the
                    ----------------------------------------
     earlier of the Effective Time or the date of termination of this Agreement, Career presents to Accustaff a Qualifying Acquisition Proposal identified by Career that Accustaff fails to approve within a reasonable period of time following presentation and the opportunity for Accustaff to conduct a reasonable due diligence investigation of the business subject to the Qualifying Acquisition Proposal, Accustaff agrees that through the end of the 12-month period following the termination of this Agreement, none of the Accustaff Companies shall acquire such business, whether by way of merger, share exchange or acquisition of all or substantially all of the stock or assets of such business.


                                      ARTICLE 9
                  CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
                  -------------------------------------------------

               9.1  CONDITIONS TO OBLIGATIONS OF EACH PARTY.  The respective
                    ---------------------------------------
     obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

                    (A)  SHAREHOLDER APPROVAL.  The shareholders of Career shall
                         --------------------
          have adopted this Agreement as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NYSE. The shareholders of Accustaff shall have approved the issuance of shares of Accustaff Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, or by the rules of the NASD.

                    (B)  REGULATORY APPROVALS.  All Consents of, filings and
                         --------------------
          registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger (other than Consents and filing, registration and notice requirements (i) which are set forth in Section 5.2(c) of the Career Disclosure Memorandum or (ii) which, if not obtained, made or complied with, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Party, which the Parties agree are at the sole risk of Accustaff ("Excluded Consents")) shall have been obtained or made and shall be in full force and effect and all waiting periods required by the HSR Act or by any other Law the failure to comply with which is reasonably likely to have a Material Adverse Effect on either Party shall have expired. No Consent obtained from any Regulatory Authority (other than Excluded Consents) which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of Accustaff would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                    (C)  LEGAL PROCEEDINGS.  No court or governmental or
                         -----------------
          regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (other than Laws requiring the obtaining of Excluded Consents) or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts (other than restrictions imposed upon or relating to the business or operations of Career that are the subject of the Excluded Consents) or makes illegal consummation of the transactions contemplated by this Agreement.

                   (D)  REGISTRATION STATEMENT. The Registration Statement shall
                        ----------------------
          be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Accustaff Common Stock issuable pursuant to the Merger shall have been received.

                    (E)  EXCHANGE LISTING.  The shares of Accustaff Common Stock
                         ----------------
          issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market.

                    (F)  TAX MATTERS.  Each Party shall have received a written
                         -----------
          opinion of counsel from Alston & Bird, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Career Common Stock for Accustaff Common Stock will not give rise to gain or loss to the shareholders of Career with respect to such exchange (except to the extent of any cash received), (iii) none of Career, Sub or Accustaff will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code), (iv) the aggregate tax basis of the Accustaff Common Stock received by a holder of Career Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Career Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received),
          (v) the holding period of the Accustaff Common Stock received by a holder of Career Common Stock pursuant to the Merger will include the holding period of the Career Common Stock surrendered in exchange therefor, provided that the Career Common Stock is held as a capital asset at the Effective Time, and (vi) the assumption by Accustaff of Career Options that are "incentive stock options" will not constitute a modification, extension or renewal of such options, within the meaning of Section 424(h) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Career and Accustaff reasonably satisfactory in form and substance to such counsel.

                    (G)  POOLING LETTERS.  Accustaff and Career shall have
                         ---------------
          received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Accustaff and Career, in form and substance reasonably acceptable to Accustaff and Career, from Coopers & Lybrand, L.L.P. to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

               9.2  CONDITIONS TO OBLIGATIONS OF ACCUSTAFF.  The obligations of
                    --------------------------------------
     Accustaff to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Accustaff pursuant to Section 11.6(a):

                    (A)  REPRESENTATIONS AND WARRANTIES.  For purposes of this
                         ------------------------------
          Section 9.2(a), the accuracy of the representations and warranties of Career set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.20, 5.21, 5.22 and 5.23 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Career set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20, 5.21, 5.22 and 5.23) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Career; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                   (B) PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of
                       ---------------------------------------
          the agreements and covenants of Career to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                   (C)  CERTIFICATES.  Career shall have delivered to Accustaff
                        ------------
          (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Career and in Sections 9.2(a) and 9.2(b) have been satisfied, and
          (ii) certified copies of resolutions duly adopted by Career's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Accustaff and its counsel shall request.

                   (D) ACCOUNTANT'S LETTERS.  Accustaff shall have received from
                       --------------------
          Coopers & Lybrand, L.L.P. letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Career, in form and substance reasonably satisfactory to Accustaff, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.

                   (E)  AFFILIATES AGREEMENTS.  Accustaff shall have received
                        ---------------------
          from each affiliate  of Career  the affiliates letter  referred to  in
          Section 8.10, to the extent necessary to assure in the reasonable judgment of Accustaff that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.

               9.3  CONDITIONS TO OBLIGATIONS OF CAREER.  The obligations of
                    -----------------------------------
     Career to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Career pursuant to Section 11.6(b):

                    (A)  REPRESENTATIONS AND WARRANTIES.  For purposes of this
                         ------------------------------
          Section 9.3(a), the accuracy of the representations and warranties of Accustaff set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations  and warranties of Accustaff set  forth in
          Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of

          Accustaff set forth in Section 6.17 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Accustaff set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.17) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Accustaff; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

                   (B) PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of
                       ---------------------------------------
          the agreements and covenants of Accustaff to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                    (C)  CERTIFICATES.  Accustaff shall have delivered to Career
                         ------------
          (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Accustaff and in Sections 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Accustaff's Board of Directors and shareholders and Sub's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Career and its counsel shall request.

                    (D)  ACCOUNTANT'S LETTERS.  Career shall have received from
                         --------------------
          Coopers & Lybrand, L.L.P. letters dated not more than five days prior to (i) the date of the Joint Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Accustaff, in form and substance reasonably satisfactory to Career, which letters shall be based upon customary specified procedures undertaken by such firm in accordance with Statement of Auditing Standard No. 72.


                                      ARTICLE 10
                                     TERMINATION
                                     -----------

               10.1 TERMINATION.  Notwithstanding any other provision of this
                    -----------
     Agreement, and notwithstanding the approval of this Agreement by the shareholders of Career and Accustaff or both, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
     Time:

                    (a)  By mutual consent of Accustaff and Career; or

                    (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 15 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

                    (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 15 days after the giving of written notice to the breaching Party of such breach; or

                    (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger (other than Excluded Consents) and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Career or Accustaff fail to approve by the required vote the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meetings where such matters were presented to such shareholders for approval and voted upon; or

                    (e) By either Party in the event that the Merger shall not have been consummated by December 31, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

                    (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

                    (g) By Career, if prior to the adoption of this Agreement by an affirmative vote of the holders of a majority of the outstanding shares of Career Common Stock entitled to vote thereon at the Career Shareholders Meeting, the Board of Directors of Career has
          (x) withdrawn or modified or changed its recommendation or approval of this Agreement in a manner adverse to Accustaff in order to approve and permit Career to accept an Acquisition Proposal, and
          (y) determined, based on the advice of outside legal counsel to Career, that the failure to take such action as set forth in the preceding clause (x) would result in breach of the Board of Directors' fiduciary duties under applicable Law; provided, however, that (A) the Board of Directors of Career shall have been advised by such outside counsel that notwithstanding this Agreement, and notwithstanding any concessions which may be offered by Accustaff in negotiations entered into pursuant to clause (B) below, such fiduciary duties would also require the directors to terminate this Agreement as a result of such Acquisition Proposal, (B) at least two business days prior to any such termination, Career shall, and shall cause its advisors to, negotiate with Accustaff to make such adjustments in the terms and conditions of this Agreement as would enable Career to proceed with the transactions contemplated herein on such adjusted terms, and (C) Career shall have tendered to Accustaff payment in full of the amount specified in
          Section 11.2(d) concurrently with delivery of notice of termination pursuant to this Section 10.1(g).

               10.2 EFFECT OF TERMINATION.  In the event of the termination and
                    ---------------------
     abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) the Parties shall be entitled to the remedies set forth in Section 11.2.

              10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective
                   ---------------------------------------------
     representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.10, 8.11 and 8.12.


                                      ARTICLE 11
                                    MISCELLANEOUS
                                    -------------


               11.1 DEFINITIONS.
                    -----------

                    (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                    "1933 ACT" shall mean the Securities Act of 1933, as amended.

                    "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

                    "ACQUISITION PROPOSAL" shall mean any proposal for an Acquisition Transaction (including any tender offer or exchange offer that, if successful, would constitute or result in an Acquisition Transaction), other than the transactions contemplated by this Agreement.

                    "ACQUISITION TRANSACTION" shall mean (A) a merger, consolidation or similar transaction involving Career or any Career Subsidiaries, the Assets of which constitute 25% or more of the consolidated assets of the Career Companies (other than transactions solely between Career Companies), (B) except as permitted pursuant to
          Section 7.1, the disposition, by sale, lease, exchange or otherwise, of Assets of Career or any of its Subsidiaries representing in either case 25% or more of the consolidated assets of the Career Companies or
          (C) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange, tender offer, exchange offer or any similar transaction) by any Career Company or any other Persons of securities representing 25% or more of the voting power of Career (including any securities previously acquired).

                    "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
          (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                    "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                    "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                    "AVERAGE CLOSING PRICE" shall mean the average of the daily last sale prices for the shares of Accustaff Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded and quoted on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source mutually selected by Accustaff and Career) ending at the close of trading on the second trading day immediately preceding the Closing Date.

                    "ACCUSTAFF COMMON STOCK" shall mean the $.01 par value common stock of Accustaff.

                    "ACCUSTAFF COMPANIES" shall mean, collectively, Accustaff and all Accustaff Subsidiaries.

                    "ACCUSTAFF DISCLOSURE MEMORANDUM" shall mean the written information entitled "Accustaff Incorporated Disclosure Memorandum" delivered prior to the date of this Agreement to Career describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                    "ACCUSTAFF FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Accustaff as of June 30, 1996, and as of December 31, 1995 and January 1, 1995, and the related statements of income, stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, and for each of the three fiscal years ended December 31, 1995, January 1, 1995 and January 1, 1994, as filed by Accustaff in SEC Documents, and (ii) the consolidated balance sheets of Accustaff (including related notes and schedules, if any) and related statements of income, stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

                    "ACCUSTAFF SUBSIDIARIES" shall mean the Subsidiaries of Accustaff.

                    "CERTIFICATE OF MERGER" shall mean the Certificate of Merger to be executed by Career and filed with the Secretary of State of the State of Delaware relating to the Merger as contemplated by Section 1.1.

                    "CLOSING DATE" shall mean the date on which the Closing occurs.

                    "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                    "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                    "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

                    "DGCL" shall mean the Delaware General Corporation Law.

                    "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                    "EXHIBIT" shall mean the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                    "FBCA" shall mean the Florida Business Corporation Act.

                    "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                    "GOVERNMENT   PROGRAM"  shall  mean  Medicare  and  Medicaid
          programs under Titles XVIII and XIX of the federal Social Security Act, as amended, and other similar federal, state, or local reimbursement or governmental programs for which an HHA is eligible to receive reimbursement.

                    "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
          Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                    "HHA" shall mean any home health agency owned, operated or franchised by a Career Company.

                    "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                    "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                    "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                    "JOINT PROXY STATEMENT" shall mean the proxy statement used by Career and Accustaff to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Accustaff relating to the issuance of the Accustaff Common Stock to holders of Career Common Stock.

                    "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known or should reasonably have been known in the ordinary course of business taking into account the nature of such Person's responsibilities by the chairman, president, chief financial officer, chief accounting officer, general counsel, or any senior, executive or other vice president of such Person.

                    "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                    "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                    "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                    "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                    "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in Laws of general applicability or
          interpretations   thereof  by  courts   or  governmental  authorities,
          (b) changes in generally accepted accounting principles or regulatory accounting principles, and (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed written Consent of the other Party in accordance with the terms hereof.

                    "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                    "NASD" shall mean the National Association of Securities Dealers, Inc.

                    "NASDAQ NATIONAL MARKET" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

                    "NYSE" shall mean the New York Stock Exchange, Inc.

                    "OPERATING PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                    "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                    "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                    "PARTY" shall mean either Career or Accustaff, and "PARTIES" shall mean both Career and Accustaff.

                    "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business (and shall include any certification for participation and reimbursement under any Government Program or Private Program).

                    "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                    "PRIVATE PROGRAM" shall mean any private non-governmental programs, including any private insurance programs, under which any HHA directly or indirectly is receiving payments.

                    "QUALIFYING ACQUISITION PROPOSAL" shall mean a bona fide
                                                                   ---- ----
          written acquisition proposal contained in a letter of intent executed by Career and the authorized representative of a target staffing or related business providing for an acquisition of such business by Career for cash; provided that (i) such acquisition can be consummated without funding or other financial accommodation by Accustaff, and
          (ii) based on reasonable assumptions without taking into account cost savings or other potential synergies following the acquisition, such acquisition would be accretive on an earnings per share basis to

          Career and to Accustaff (in the case of Accustaff on a pro forma combined basis) for the 12-month period following the acquisition.

                    "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Accustaff under the 1933 Act with respect to the shares of Accustaff Common Stock to be issued to the shareholders of Career in connection with the transactions contemplated by this Agreement.

                    "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NYSE, the NASD, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities and Persons administering Government Programs and Private Programs), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                    "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative retained or employed by a Person.

                    "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations or restrictions of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                    "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                    "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                    "SHAREHOLDERS' MEETINGS" shall mean the respective meetings of the shareholders of Career and Accustaff to be held pursuant to
          Section 8.1, including any adjournment or adjournments thereof.

                    "SUB COMMON STOCK" shall mean the $.01 par value common stock of Sub.

                    "SUBSIDIARIES"   shall   mean   all    those   corporations,
          associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of a partnership, serves as a general partner, (iii) in the case of a limited liability company serves as a managing member, or
          (iv) otherwise has the ability to elect a majority of the directors or managing members thereof.

                    "CAREER COMMON STOCK" shall mean the $.01 par value common stock of Career.

                    "CAREER COMPANIES" shall mean, collectively, Career and all Career Subsidiaries.

                    "CAREER CONVERTIBLE NOTES" shall mean the 7% Convertible Senior Notes Due 2002 of Career.

                    "CAREER   DISCLOSURE  MEMORANDUM"  shall  mean  the  written
          information entitled "Career Horizons, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to Accustaff describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                    "CAREER FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Career as of June 30, 1996, and as of December 31, 1995, June 30, 1995 and June 30, 1994, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, the six months ended December 31, 1995, and for each of the three fiscal years ended June 30, 1995, 1994 and 1993, as filed by Career in SEC Documents, and (ii) the consolidated balance sheets of Career (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1996.

                    "CAREER INDENTURE" shall mean the Indenture, dated as of October 19, 1995, between Career and Chemical Bank, as Trustee, relating to the Career Convertible Notes.

                    "CAREER STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of Career designated as follows: the 1990 Terminal Value Stock Option Plan, as amended, the 1993 Stock Option and Performance Award Plan, the Executive Deferred Compensation and Restricted Stock Plan dated June 1, 1990, as amended, and the Executive Deferred Compensation Plan.

                    "CAREER SUBSIDIARIES" shall mean the Subsidiaries of Career, which shall include the Career Subsidiaries described in Section 5.4 and any corporation or other organization acquired as a Subsidiary of Career in the future and held as a Subsidiary by Career at the Effective Time.

                    "SURVIVING CORPORATION" shall mean Career as the surviving corporation resulting from the Merger.

                    "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                    "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                    "TRIGGERING EVENT" shall mean any of the following events subsequent to the date of this Agreement:

                         (i) any Person (other than Accustaff or any Subsidiary thereof) shall have (A) made, or disclosed an intention to make, a bona fide proposal to Career or its stockholders to engage in an Acquisition Transaction; (B) commenced (as such term is defined in Rule 14d-2 under the 1934 Act) or filed a registration statement under the 1933 Act with respect to a tender offer or exchange offer to purchase any shares of Career Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Career Common Stock; or (C) filed, or disclosed an intention to file, an application or notice, whether in draft or final form, under any applicable federal or state Law (including a notice filed under the HSR Act) seeking the Consent to an Acquisition Transaction from any federal or state governmental or Regulatory Authority or agency; or

                         (ii) any Person (other than  Accustaff or any Accustaff
               Subsidiary) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the 1934 Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the 1934 Act), other than a group of which Accustaff or any of its Subsidiaries is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then-outstanding shares of Career Common Stock; or

                         (iii)     Career  shall   have  breached  any   of  the
               provisions of Section 8.8.

                    (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

          Average Closing Price         Section 3.1(c)
          Base Exchange Ratio           Section 3.1(c)
          Accustaff Benefit Plans       Section 6.12
          Accustaff ERISA Plan          Section 6.12
          Accustaff SEC Reports         Section 6.4(a)
          Certificates                  Section 4.1
          Closing                       Section 1.2
          Conversion Obligations        Section 3.5(b)
          Effective Time                Section 1.3
          ERISA Affiliate               Section 5.14(a)
          Exchange Agent                Section 4.1
          Exchange Ratio                Section 3.1(c)
          Fee                           Section 11.2(d)
          Lower Threshold Price         Section 3.1(c)
          Maximum Amount                Section 8.12
          Maximum Exchange Ratio        Section 3.1(c)
          Merger                        Section 1.1
          Minimum Exchange Ratio        Section 3.1(c)
          Payment Event                 Section 11.2(d)
          Career Benefit Plans          Section 5.14
          Career Contracts              Section 5.15
          Career ERISA Plan             Section 5.14
          Career Options                Section 3.5
          Career SEC Reports            Section 5.5(a)
          Supplemental Indenture        Section 3.5(b)
          Takeover Laws                 Section 5.20
          Tax Opinion                   Section 9.1(f)
          Threshold Prices              Section 3.1(c)
          Upper Threshold Price         Section 3.1(c)

                    (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

               11.2 EXPENSES.
                    --------

                    (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement and Accustaff shall pay the HSR Act filing fee.

                    (b)  Notwithstanding the foregoing,

                         (i) if this Agreement is terminated by Accustaff pursuant to any of Sections 10.1(b), 10.1(c), or 10.1(f) (but only on the basis of the failure of Career to satisfy any of the conditions enumerated in Section 9.2(a) and (b)), or by either Party pursuant to
          Section 10.1(d)(ii) (as relates to approval of Career's shareholders), or

                         (ii) if the Merger is not consummated as a direct result of the failure of Career to satisfy any of the conditions set forth in Section 9.2(a) and (b),

     then Career shall promptly (but not later than five business days after receipt of notice from Accustaff) pay to Accustaff an amount equal to all documented out-of-pocket fees and expenses incurred by Accustaff (including, without limitation, fees and expenses payable to investment bankers, accountants and counsel) arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not to exceed $2,500,000 in the aggregate, provided, that if such breach
                                                 --------
     was a result of intentional or willful misconduct or misrepresentation, Career shall pay such additional amounts as Accustaff may be entitled to receive at law or in equity.

                    (c)  Notwithstanding the foregoing,

                         (i) if this Agreement is terminated by Career pursuant to either of Sections 10.1(b), 10.1(c), or 10.1(f) (but only on the basis of the failure of Accustaff to satisfy any of the conditions enumerated in Section 9.3(a) and (b)), or by either Party pursuant to
          Section 10.1(d)(ii) (as relates to approval of Accustaff's shareholders), or

                         (ii) if the Merger is not consummated as a direct result of the failure of Accustaff to satisfy any of the conditions set forth in Section 9.3(a) and (b),

     then Accustaff shall promptly (but not later than five business days after receipt of notice from Career) pay to Career an amount equal to all documented out-of-pocket fees and expenses incurred by Career (including, without limitation, fees and expenses payable to investment bankers, accountants and counsel) arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not to exceed $2,500,000 in the aggregate, provided, that if such breach was a result of
                                  --------
     intentional or willful misconduct or misrepresentation, Accustaff shall pay such additional amounts as Career may be entitled to receive at law or in equity.

                    (d) In addition to the foregoing, Career agrees to pay Accustaff, subject to the terms and conditions of this Section 11.2(d), a fee (the "Fee") of $30,000,000, upon the occurrence of any of the following events:

                         (i) upon termination of this Agreement by Career in accordance with the provisions of Section 10.1(g) (such Fee to be payable as set forth in Section 10.1(g)); or

                         (ii) if, during the period beginning of the date of this Agreement and ending six months after any termination of this Agreement by either Party pursuant to Section 10.1(d)(ii) (as relates to approval of Career's shareholders, but only if the Career Board of Directors shall have failed to recommend, or shall have withdrawn or modified in any manner adverse to Accustaff their recommendation, that Career shareholders approve this Agreement) or by Accustaff pursuant to Section 10.1(c) or 10.1(f) (but only on the basis of the failure of Career to satisfy any of the conditions set forth in Section 9.2(b)) (or ending 12 months following any such termination, if, prior to such termination, there shall have occurred a Triggering Event), the Career Board of Directors shall authorize entry into an agreement with any Person (other than Accustaff or any Accustaff Subsidiary) providing for an Acquisition Transaction or shall recommend acceptance of, or shall fail to recommend rejection of, a tender offer or exchange offer that, if successful, would result in an Acquisition Transaction, or an Acquisition Transaction shall have been consummated (each, a "Payment Event") (such Fee to be payable by wire transfer of immediately available funds within five business days following the occurrence of such Payment Event); provided, that the amount of such Fee shall be reduced by any amounts previously paid by Career to Accustaff pursuant to Section 11.2(b).

                    (e) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement; provided, that termination of this Agreement by Career pursuant to Section 10.1(g) following a Triggering Event shall not constitute a willful breach of this Agreement.

               11.3 BROKERS AND FINDERS.  Except for Salomon Brothers Inc as to
                    -------------------
     Career and except for Robert W. Baird & Co. Incorporated as to Accustaff, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Career or Accustaff, each of Career and Accustaff, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

               11.4 ENTIRE AGREEMENT.  Except as otherwise expressly provided
                    ----------------
     herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.12.

               11.5 AMENDMENTS.  To the extent permitted by Law, this Agreement
                    ----------
     may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Career Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Career Common Stock; and further provided, that after any such approval by the holders of Accustaff Common Stock, the provisions of this Agreement relating to the manner or basis in which shares of Career Common Stock will be exchanged for shares of Accustaff Common Stock shall not be amended after the Shareholders' Meetings in a manner adverse to the holders of Accustaff Common Stock without any requisite approval of the holders of the issued and outstanding shares of Accustaff Common Stock entitled to vote thereon.

               11.6 WAIVERS.
                    -------

                    (a) Prior to or at the Effective Time, Accustaff, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Career, to waive or extend the time for the compliance or fulfillment by Career of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Accustaff under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Accustaff.

                    (b) Prior to or at the Effective Time, Career, by action of its Board of Directors, to the extent legally allowed, shall have the right to waive any Default in the performance of any term of this Agreement by Accustaff, to waive or extend the time for the compliance or fulfillment by Accustaff of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Career under this Agreement. No such waiver shall be effective unless in writing signed by a duly authorized officer of Career.

                    (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

              11.7 ASSIGNMENT.  Except as expressly contemplated hereby, neither
                   ----------
     this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

              11.8 NOTICES.  All notices or other communications which are
                   -------
     required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (with receipt confirmed), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          Career:             Career Horizons, Inc.
                              177 Crossways Park Drive
                              Woodbury, New York  11797
                              Telecopy Number:  (516) 496-3167

                              Attention: _Walter W. Macauley

          Copy to Counsel:    Reid & Priest LLP
                              40 West 57th Street
                              New York, New York  10019-4097
                              Telecopy Number:  (212) 603-2001

                              Attention: Leonard Gubar

          Accustaff:          Accustaff Incorporated
                              6440 Atlantic Boulevard
                              Jacksonville, Florida  32211
                              Telecopy Number:  (904) 725-8513

                              Attention: _Derek E. Dewan

          Copy to Counsel:    Alston & Bird
                              1201 West Peachtree Street
                              Atlanta, Georgia  30309-3424
                              Telecopy Number:  (404) 881-7777

                              Attention: Jeffrey A. Allred

               11.9 GOVERNING LAW.  This Agreement shall be governed by and
                    -------------
     construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

               11.10  COUNTERPARTS.  This Agreement may be executed in two or
                      ------------
     more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

               11.11  CAPTIONS; ARTICLES AND SECTIONS.  The captions contained
                      -------------------------------
     in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

               11.12     INTERPRETATIONS.  Neither this Agreement nor any
                         ---------------
     uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

               11.13     SEVERABILITY.  Any term or provision of this Agreement
                         ------------
     which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

               IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                        ACCUSTAFF INCORPORATED


                                        By:  /s/ Derek E. Dewan
                                            ---------------------------------
                                            President



                                        SUNRISE MERGER CORPORATION


                                        By:  /s/ Derek E. Dewan
                                            ---------------------------------
                                            President



                                        CAREER HORIZONS, INC.


                                        By:  /s/ Walter W. Macauley
                                            ---------------------------------
                                            President

     Exhibit 1
     to Agreement and
     Plan of Merger


                             Form of Affiliate Agreement


     Gentlemen:

          The undersigned is a holder of shares of Common Stock, par value $0.01 per share ("Common Stock"), of Career Horizons, Inc., a Delaware corporation ("Career"), and will be entitled to receive in connection with the merger (the "Merger") of Sunrise Merger Corporation, a Delaware
     corporation and a subsidiary of AccuStaff Incorporated, a Florida corporation ("AccuStaff"), with and into Career, shares of Common Stock, par value $0.01 per share, of AccuStaff (the "Securities").

          The undersigned acknowledges that the undersigned may be deemed an "affiliate" of Career within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), and/or as such term is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission"), although nothing contained herein shall be construed as an admission of such status.

          If in fact the undersigned were an affiliate of Career under the Act, the undersigned's ability to sell, assign or transfer any Securities received by the undersigned in exchange for any shares of Career pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including instruction with respect to the applicability to the sale of such Securities of Rules 144 and 145(d) promulgated under the Act.

          The undersigned hereby represents to and covenants to AccuStaff that the undersigned will not sell, assign or transfer any Securities received by the undersigned in exchange for shares of Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) by a transaction in conformity with the volume and other limitations of Rule 145 or Rule 144 under the Act ("Rule 144"), to the extent applicable, or any other applicable rules promulgated by the Commission or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Career, or as described in a "no-action" or interpretative letter from the Staff of the Commission, is not required to be registered under the Act.

          In the event of a sale of Securities pursuant to Rule 145, or, if applicable, Rule 144, the undersigned will supply AccuStaff with evidence of compliance with such Rule, in the form of customary seller's and broker's Rule 145 or, if applicable, Rule 144, representation letters or as AccuStaff may otherwise reasonably request. The undersigned understands that AccuStaff may instruct its transfer agent to withhold the transfer of any Securities disposed of by the undersigned in a manner inconsistent with this letter.

          The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed (i) by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to AccuStaff to the effect that such legends are no longer required for the purposes of the Act and the rules and regulations of the Commission promulgated thereunder or (ii) in the event of a sale of the Securities which has been registered under the Act.

          The undersigned further represents to, and covenants with Career and AccuStaff that the undersigned will not, during the 30 days prior to the effective time of the Merger sell, transfer or otherwise dispose of, or reduce any risk relative to, any shares of Common Stock, and the undersigned will not sell, transfer or otherwise dispose of, or reduce any risk relative to, the Securities received by the undersigned in the Merger or any other shares of the capital stock of AccuStaff until after such time as results covering at least 30 days of operations of AccuStaff (including the combined operations of Career) have been published by AccuStaff in the form of a quarterly earnings report, or an annual report on Form 10-K, if such 30 day period includes the end of AccuStaff's fiscal year, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such results of operations.

          The undersigned acknowledges that it has carefully reviewed this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Securities. Nothing contained herein shall be deemed to limit any registration rights granted to the undersigned pursuant to or any agreement between the undersigned and Career or AccuStaff, as the case may be.

                                        Very truly yours,



                                        ______________________________
                                        [Name]

     Dated:  _______________, 1996

          As an inducement to the above individual to deliver this letter, AccuStaff agrees that for so long and to the extent necessary to permit such individual to sell the Securities pursuant to Rule 145 and, to the extent applicable, Rule 144 under the Act, AccuStaff shall use all reasonable efforts to file, on a timely basis, all reports and data required to be filed by it with the Commission pursuant to Section 13 of the Securities and Exchange Act of 1934.

                                        Very truly yours,

                                        ACCUSTAFF INCORPORATED


                                        By:___________________________
                                           Name:
                                           Title: